MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2010 RESULTS AND RAISES FULL YEAR OUTLOOK FOR 2010

•	Net sales increased 25.1%

•	Reported earnings per share (EPS) nearly doubled to $0.51

•	Shapewear net sales increased 48.5%

•	Bra net sales increased 21.0%

•	Department stores and national chain stores channel net sales increased 32.3%

•	Mass merchant channel net sales increased 14.9%

•	Updates guidance for 2010 full year net sales to increase in the mid-teens percentage range over full year 2009

Iselin, New Jersey, May 11, 2010—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported first quarter 2010 net sales of $142.9 million, an increase of 25.1% over the first quarter of 2009, driven by continued strength in its core bra and shapewear businesses across channels and geographies.  Reported EPS of $0.51 for the first quarter of 2010 was up from EPS of $0.26 in the first quarter of 2009.

“Our first quarter net sales marked the highest quarterly sales in our history and continue the strong momentum we experienced in 2009” stated Maurice S. Reznik, Chief Executive Officer.  “We are very pleased with our share gains in bras and shapewear and with the success of new innovative product offerings.   We believe we are well positioned for continued growth in 2010 and beyond.”

Financial Results for First Quarter 2010 versus First Quarter 2009

Net sales for the first quarter of 2010 increased $28.7 million, or 25.1%, to $142.9 million.  Wholesale segment net sales in the first quarter of 2010 increased $28.3 million, or 27.4%, to $131.6 million. Retail segment net sales increased $0.4 million, or 3.7%, to $11.3 million in the first quarter of 2010.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel increased $14.0 million, or 32.3%, to $57.3 million in the first quarter of 2010.  This increase was due to the solid performance of the Company’s bra and shapewear businesses resulting from replenishment orders to support consumer spending and new product introductions.

Mass Merchants
Mass merchant channel net sales increased $5.9 million, or 14.9%, to $45.4 million in the first quarter of 2010.  Key drivers of this increase included strong sales growth in the Sweet Nothings® brand shapewear and bra categories, and the introduction of shapewear products in the Self Expressions® brand.  Partially offsetting this increase was a reduction in sales of the Bodymates® brand resulting from a 2009 program that did not repeat in 2010.

Other
Net sales in the other channel increased $8.4 million, or 41.0%, to $28.9 million in the first quarter of 2010 primarily from increased program business with off-price retailers, partially offset by lower sales to a specialty retailer.

Total international net sales, which are included in the wholesale segment, increased $3.4 million, or 48.6%, to $10.4 million.  This increase was driven by increased sales in Russia, Germany and Spain, and favorable currency exchange rates.

Retail Segment

Total retail segment net sales increased $0.4 million, or 3.7%, to $11.3 million in the first quarter of 2010 with same store sales, defined as stores that have been open for more than one year, increasing 6.3% at Maidenform’s retail outlet stores.  This increase was a result of increased customer traffic with solid performances from the Company’s bra and shapewear businesses.  Internet sales decreased $0.1 million to $1.2 million in the first quarter of 2010.  The retail segment operated 75 and 77 outlet stores as of the first quarter of 2010 and 2009, respectively.

Consolidated gross profit increased $15.4 million, or 42.2%, to $51.9 million in the first quarter of 2010.  As a percentage of net sales, consolidated gross margins were 36.3% in the first quarter of 2010 versus 32.0% in the first quarter of 2009. The majority of the increase was a result of customer and product mix, lower overall promotional activity and the benefit from product cost reduction efforts.

Consolidated selling, general and administrative expenses (SG&A) increased $5.3 million, or 20.5%, to $31.2 million in the first quarter of 2010 primarily as a result of increased payroll and related benefits associated with incentive compensation, 2010 merit increases, which the Company did not incur in 2009, the filling of new positions to support the Company’s initiatives, and the impairment of an intangible asset for which the Company determined had no future benefit.  As a percentage of net sales, SG&A declined 90 basis points to 21.8% in the first quarter of 2010 compared to 22.7% in the first quarter of 2009 due to sales leveraging.

Due to all of the factors described above, operating income in the first quarter of 2010 was $20.7 million, or 14.5% of net sales, compared to $10.6 million, or 9.3% of net sales, in the first quarter of 2009.

Net interest expense in the first quarter of 2010 was $0.3 million compared to $0.7 million in the first quarter of 2009 as the Company benefited primarily from lower average interest rates and lower average debt outstanding for the first quarter of 2010 as compared to the same period in 2009.

The Company’s effective income tax rate for the first quarter of 2010 was 40.7% compared to 39.4% in the first quarter of 2009.  The higher effective income tax rate in the first quarter of 2010 was largely a result of non-deductable expenses in connection with the sale of Maidenform’s common stock by one of its stockholders.

Net income for the first quarter of 2010 and 2009 was $12.1 million and $6.0 million, respectively, and EPS was $0.51 and $0.26, respectively.

Financial Performance Guidance for 2010:

Second Quarter Outlook:

•	Net sales for the second quarter are expected to increase in the low-to-mid 20 percent range as compared to the prior year
•	Gross margin rates are anticipated to be in the mid-30 percent range
•	EPS is expected to be in the range of $0.45 to $0.50 versus $0.31 in the second quarter of 2009

Full Year Trend:

•
Net sales are expected to increase in the mid-teens percentage range for the year, with mid-single digit percentage increases in the second half that include an estimated $15.0 million reduction in sales in the other channel

•	Gross margin rates are anticipated to be in the mid-30 percentage range
•	EPS is expected to be in the range of $1.75 - $1.80

Conference Call Information

Maidenform will host a conference call and webcast on Tuesday, May 11, 2010 at 8:30 am ET to discuss its first quarter 2010 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through May 25, 2010 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 12991073.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 87-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh® , Rendezvous®, Subtract®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	April 3,	January 2,
	2010	2010
Assets
Current assets
Cash and cash equivalents	$22,787	$89,159
Accounts receivable, net	81,989	42,951
Inventories	86,795	77,605
Deferred income taxes	14,790	14,790
Prepaid expenses and other current assets	8,372	7,878
Total current assets	214,733	232,383
Property, plant and equipment, net	22,822	22,228
Goodwill	7,162	7,162
Intangible assets, net	94,476	96,198
Other non-current assets	711	771
Total assets	$339,904	$358,742

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	52,952	43,473
Accrued expenses and other current liabilities	29,800	28,366
Total current liabilities	83,852	72,939
Long-term debt	69,875	86,150
Deferred income taxes	25,682	22,934
Other non-current liabilities	9,899	9,888
Total liabilities	189,308	191,911

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,259,198 outstanding at April 3, 2010
and 23,981,108 shares issued and 23,341,444 outstanding at January 2, 2010	244	240
Additional paid-in capital	70,522	66,574
Retained earnings	123,159	112,419
Accumulated other comprehensive loss	(3,599)	(3,385)
Treasury stock, at cost (2,140,548 shares at April 3, 2010 and
639,664 shares at January 2, 2010)	(39,730)	(9,017)
Total stockholders’ equity	150,596	166,831
Total liabilities and stockholders’ equity	$339,904	$358,742

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net sales	$142,922	$114,233
Cost of sales	90,979	77,711
Gross profit	51,943	36,522
Selling, general and
administrative expenses	31,221	25,968
Operating income	20,722	10,554

Interest expense, net	293	668
Income before provision
for income taxes	20,429	9,886
Income tax expense	8,321	3,893
Net income	$12,108	$5,993
Basic earnings per common share	$0.52	$0.27
Diluted earnings per common share	$0.51	$0.26
Basic weighted average number of
shares outstanding	23,186,722	22,496,630
Diluted weighted average number of
shares outstanding	23,970,499	23,388,542

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009
Cash flows from operating activities
Net income	$12,108	$5,993
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	753	912
Amortization of intangible assets	290	290
Amortization of deferred financing costs	46	46
Stock-based compensation	648	443
Deferred income taxes	2,862	316
Excess tax benefits related to stock-based compensation	(3,212)	(13)
Bad debt expense	39	209
Other non-cash items	1,458	-
Net changes in operating assets and liabilities
Accounts receivable	(39,250)	(24,526)
Inventories	(9,196)	(4,242)
Prepaid expenses and other current and
non-current assets	(470)	(228)
Accounts payable	9,484	(57)
Accrued expenses and other current and
non-current liabilities	1,420	1,064
Income taxes payable	2,563	3,393
Net cash used in operating activities	(20,457)	(16,400)
Cash flows from investing activities
Capital expenditures	(1,347)	(445)
Net cash used in investing activities	(1,347)	(445)
Cash flows from financing activities
Term loan repayments	(16,275)	(275)
Proceeds from stock options exercised	1,489	11
Excess tax benefits related to stock-based compensation	3,212	13
Payments of employee withholding taxes related to equity awards	(549)	(2)
Purchase of common stock for treasury	(32,352)	-
Payments of capital lease obligations	(23)	(50)
Net cash used in financing activities	(44,498)	(303)
Effects of exchange rate changes on cash	(70)	(21)
Net decrease in cash	(66,372)	(17,169)
Cash and cash equivalents
Beginning of period	89,159	43,463
End of period	$22,787	$26,294

Supplementary disclosure of cash flow information
Cash paid during the period
	$290	$968
Income taxes	$2,986	$59

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$2,187	$74

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three Months Ended
	April 3,	April 4,
	2010	2009 (1)	$ Change	% Change
Department stores and
national chain stores	$57.3	$43.3	$14.0	32.3%
Mass merchants	45.4	39.5	5.9	14.9%
Other	28.9	20.5	8.4	41.0%
Total wholesale	131.6	103.3	28.3	27.4%

Retail	11.3	10.9	0.4	3.7%

Total consolidated net sales	$142.9	$114.2	$28.7	25.1%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

Our mix of products sold worldwide between bras, shapewear, and panties for the three months ended is summarized below:

	Three Months Ended
	April 3,	April 4,
	2010	2009
Bras	62%	65%
Shapewear	34%	29%
Panties	4%	6%
	100%	100%

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